EXHIBIT 10.2

NEWMONT
EQUITY BONUS PROGRAM FOR GRADES E-5 TO E-6
(Effective January 1, 2023)

NEWMONT
EQUITY BONUS
PROGRAM FOR GRADES E-5 TO E-6
(Effective January 1, 2023)
PURPOSE
This Equity Bonus Program for Grades E5 to E6 includes the Restricted Stock Unit Bonus program and Performance Stock Bonus program for the eligible Employees. This program is a restatement of the Newmont Equity Bonus Program for Grades E-5 to E-6 effective January 1, 2022. The purpose of this program is to provide to Employees of Newmont Corporation (“Newmont”) and its Affiliated Entities that participate in this program a more direct interest in the success of the operations of Newmont. The eligible Employees will be rewarded in accordance with the terms and conditions described below.
This program is intended to be a program described in Department of Labor Regulation Sections 2510.3-1(b) and 2510.3-2(c) and shall not be considered a plan subject to the Employee Retirement Income Security Act of 1974, as amended.

SECTION I-DEFINITIONS
The capitalized terms used in this program shall have the same meaning as the capitalized terms in the Short-Term Incentive Program (“STIP”), unless otherwise stated herein. In addition, the terms set forth in this Section shall have the meaning set forth below.
1. 1    “Absolute Total Shareholder Return” means; (a) the average closing price of Common Stock for the 30 trading days, excluding the final 5 trading days for administrative purposes, on the New York Stock Exchange of the Extended Performance Period, minus (b) the share price used to determine the Target Performance Stock Unit Award, assuming dividends are reinvested as of the ex-dividend date, divided by (c) the share price used to determine the Target Performance Stock Unit Award. The Leadership Development and Compensation Committee of the Board of Directors (“LDCC”) retains authority to make adjustments for extraordinary events affecting the calculations.
1.2    “Cause” means a) engagement in illegal conduct or gross negligence or willful misconduct, provided that if the Employee acted in accordance with an authorized written opinion of Newmont’s, or an affiliated entity’s, legal counsel, such action will not constitute “Cause;” b) any dishonest or fraudulent activity by the Employee or the reasonable belief by Newmont or an affiliated entity of the Employee’s breach of any contract, agreement or representation with the Newmont or an affiliated entity, or c) violation, or Newmont’s or an affiliated entity’s belief of Employee’s violation, of Newmont Corporation’s Code of Conduct and/or underlying policies and standards.
1.3    “Change of Control Price” means the price per share of Common Stock offered to a holder thereof in conjunction with any transaction resulting in a Change of Control on a fully-diluted basis (as determined by the LDCC as constituted before the Change of Control, if any part of the offered price is payable other than in cash), or, in the case of a Change of Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market
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Value of a share of Common Stock on any of the 30 trading days immediately preceding the date on which such Change of Control occurs.
1.4    “Common Stock” means the $1.60 par value common stock of Newmont Corporation.
1.5     “Extended Performance Period” means the time frame between the beginning and ending average closing prices (generally deemed to be three years with adjustments for administrative purposes) over which the LDCC will calculate and determine the Performance Stock Bonus.
1.6    “Fair Market Value” has the meaning given such term in the 2020 Stock Incentive Compensation Plan.
1.7     “Performance Stock Bonus” means the bonus payable to an eligible Employee in the form of Common Stock under this compensation program with respect to an Extended Performance Period (or portion thereof as provided in Section 4.4) and is calculated as described in Section 4.2.
1.8     “Performance Period” means the calendar year over which the LDCC will calculate and determine the Restricted Stock Unit Bonus.
1.9    “Performance Stock” means the right to receive from Newmont, Common Stock or restricted stock units under terms and conditions defined in a restricted stock unit or other award agreement, as determined by the LDCC.
1.10      “Relative Total Shareholder Return” means Newmont’s total shareholder return, defined as the change in the closing price of a share of Common Stock, assuming dividends are reinvested as of the ex-dividend date, between the share price used to determine the Target Performance Stock Unit Award and the average closing price of Common Stock for the 30 trading days, excluding the final 5 trading days, on the New York Stock Exchange of the Extended Performance Period; as compared to the total shareholder return, assuming dividends are reinvested as of the ex-dividend date, of an index of peer companies selected and determined by the LDCC. The LDCC retains authority to make adjustments for extraordinary events affecting the calculations.
1.11     “Restricted Stock Unit Bonus” means the bonus payable to an eligible Employee in the form of restricted stock units under this compensation program annually (or portion of a year as provided in Section 3.2), which shall be determined by dividing the eligible Employee’s Target Restricted Stock Unit Bonus by Fair Market Value, on the date of grant of the Restricted Stock Unit Bonus. The restricted stock units granted as a Restricted Stock Unit Bonus shall have terms and conditions, and shall be subject to such restrictions as defined by the LDCC.
1.12    “Retirement” means at least age 55, and, at least 5 years of continuous employment with Newmont and/or an Affiliated Entity, and, a total of at least 65 when adding age plus years of employment. This definition differs from the definition of retirement in other benefits plans, such as pension plans of Newmont, and shall not alter those definitions.
1.13     “Target Performance Stock Bonus” means the number of shares of Common Stock equivalent to the percentage of base salary (for calculation purposes, base salary shall be the applicable base salary of the Employee as of March 1 (or the effective date of the annual merit compensation process if different than March 1) for the year in which the target number of shares is calculated) set by the LDCC which is set forth in Appendix B, using the average closing price of Common Stock for the 25 trading days on the New York Stock Exchange prior to the grant date of the Target Performance Leverage Stock Unit Bonus.

1.14     “Target Restricted Stock Unit Bonus” means the percentage of base salary (for calculation purposes, base salary shall be the applicable base salary of the eligible Employee as of March 1 (or the effective date of the annual merit compensation process if different than March 1) for the year in which the target number of shares is calculated) set by the LDCC which is set forth in Appendix A.
1.15     “Terminated Eligible Employee” for purposes of the Performance Stock Bonus means executive grade level Employee of a Participating Employer at an executive grade level during the relevant Extended Performance Period, who terminates employment with Newmont and/or a Participating Employer as provided in Section 4.4.
1.16     “2020 Stock Incentive Compensation Plan” means the Newmont Corporation 2020 Stock Incentive Compensation Plan (or any successor plan), as amended from time to time.

SECTION II-ELIGIBILITY
All Employees of a Participating Employer in an executive grade level, except any Employee who is eligible for the Senior Executive Compensation Program, are eligible to receive a Performance Stock Bonus under this program, provided (i) they are on the payroll of a Participating Employer as of the last day of the relevant Extended Performance Period for the Performance Stock Bonus, and at the time the award is vested, or (ii) they are a Terminated Eligible Employee with respect to Extended Performance Period for the Performance Stock Bonus. All executive grade level Employees of a Participating Employer, except any Employee who is eligible for the Senior Executive Compensation Program, are eligible to receive a Restricted Stock Unit Bonus under this compensation program, provided they are on the payroll of a Participating Employer at the time the award is granted. Eligible Employees who are on short-term disability under the Short-Term Disability Plan of Newmont, or a successor plan, or not working because of a work-related injury as of the last day of the Extended Performance Period for the Performance Stock Bonus, but are still on the payroll of a Participating Employer shall be eligible to receive a Performance Stock Bonus. Notwithstanding the foregoing provisions of this Section II, the LDCC or the Executive Vice President of Human Resources of Newmont (or their delegate) may, prior to the end of any Performance Period, or Extended Performance Period for the Performance Stock Bonus, exclude from or include in eligibility for participation under this compensation program with respect to such Performance Period, or Extended Performance Period for the Performance Stock Bonus, any executive grade level Employee of a Participating Employer.
SECTION III-RESTRICTED STOCK UNIT BONUS
3.1    Determination of Restricted Stock Unit Bonus—In General. The Restricted Stock Unit Bonus shall be calculated by determining the Target Restricted Stock Unit Bonus and modifying such amount by the eligible Employee’s personal performance for the Performance Period based upon manager discretion and guidance from the human resources department. Such calculations shall be done as soon as reasonably practicable after the Performance Period. Following such determination, payment of the Restricted Stock Unit Bonus shall be made to eligible Employees as soon as reasonably practicable, in accordance with Section 3.3 below.
3.2    Separation of Employment and Payment of Restricted Stock Unit Bonus. An eligible Employee shall not be entitled to payment of a Restricted Stock Unit Bonus as a result of any separation of employment, voluntary or involuntary, except as provided in Section 5.1 below.

3.3    Form of Payment. The amount of Restricted Stock Unit Bonus payable under this compensation program shall be paid in restricted stock units (payable in whole units only rounded down to the nearest share). The restricted stock units shall have a three-year vesting period, with one-third of the restricted stock units vesting each year on the anniversary of the date of grant, all subject to the terms of the applicable award agreement.
IV.    PERFORMANCE STOCK BONUS
4.1    Determination of Performance Stock—In General. The Performance Stock Bonus shall be calculated as soon as reasonably practicable after the LDCC determines the Performance Stock Bonus Payout Factor as described in Section 4.3 below. Following such determination, payment of the Performance Stock Bonus shall be made to eligible Employees as soon as reasonably practicable, in accordance with Section 4.5 below.
4.2 Calculation of Performance Stock Bonus. The Performance Stock Bonus equals the Target Performance Stock Bonus times the percentage dictated by the Performance Stock Bonus Payout Factor and corresponding schedule in Appendix C.
4.3    Calculation of the Performance Stock Bonus Payout Factor. The Performance Stock Bonus Payout Factor will be calculated by the following metrics:
80% Relative Total Shareholder Return and the corresponding percentage payout based on the schedule adopted by the LDCC, attached hereto in Appendix B.
10% Executive Female Representation based on the schedule adopted by the LDCC, attached hereto in Appendix B.
10% Scope 1 & 2 Emission Reduction Key Project Milestones based on the schedule adopted by the LDCC, attached hereto in Appendix B.
In the event that Absolute Total Shareholder Return over the Extended Performance Period is negative, the Performance Stock Bonus Payout Factor shall be capped at 100% for all metrics. Additionally, the total value maximum of any calculated Performance Stock Unit Bonus shall not exceed four times the dollar value of the Target Performance Stock Unit Bonus. In the event, this maximum amount is exceeded, the Performance Stock Unit Bonus shall be reduced to a number of shares equaling four times the dollar value of the Target Performance Stock Unit Bonus divided by the average closing price of Common Stock for the 30 trading days, excluding the final 5 trading days, on the New York Stock Exchange of the Extended Performance Period, rounded down to the nearest share.
4.4    Separation of Employment and Payment of Performance Stock Bonus. Unless otherwise stated in this Section 4.4, an eligible Employee shall not be entitled to payment of a Performance Stock Bonus on or after any separation of employment, voluntary or involuntary. In the event an eligible Employee separates employment from a Participating Employer prior to payment of the Performance Stock Bonus, for which the Employee has already received a notice of grant and award agreement, as a result of: (a) Retirement, (b) death, (c) termination of employment entitling Employee to benefits under the Executive Severance Plan of Newmont, or separation benefits for any involuntary termination, other than for Cause, for Employees not eligible for benefits under the Severance Plan of Newmont or the Executive Severance Plan of Newmont, or (d) circumstances entitling eligible Employee to long-term disability benefits of the Company, such eligible Employee is a Terminated Eligible Employee and shall receive a Performance Stock Bonus for each of the outstanding awards per the terms of this Program after the Extended Performance Period, with each separate award pro-rated based on the time they were actually employed by a Participating Employer during the Extended Performance Period.
v

Further, a Terminated Eligible Employee who has an involuntary termination entitling the employee to benefits under the Severance Plan of Newmont or the Executive Severance Plan of Newmont must execute a Waiver and Release pursuant to Section 2.01 of such applicable plan in order to receive payment under this Section 4.4.
4.5    Form of Payment. The amount of Performance Stock Bonus payable under this compensation program shall be paid in Common Stock (payable in whole shares only rounded down to the nearest share). Upon the payment of the Performance Stock Bonus in Common Stock, an eligible Employee shall also be entitled to a cash payment equal to any dividends paid with respect to the Common Stock delivered for the Performance Stock Bonus for the Extended Performance Period, minus any applicable taxes.
4.6    Timing of Payment. Payment of the Performance Stock Bonus will be made as soon as reasonably practicable during the calendar year following the Extended Performance Period to which such Performance Stock Bonus relates. Upon the payment of the Performance Stock Bonus in Common Stock, an eligible Employee shall also be entitled to a cash payment equal to any dividends paid with respect to the Common Stock delivered for the Performance Stock Bonus for the Extended Performance Period, minus any applicable taxes.
4.7    Performance Stock Bonus for Newly Hired or Newly Promoted eligible Employees. In the event an individual is hired as an eligible Employee, or promoted into an eligible Employee position, such eligible Employee may be eligible for payment of a pro-rated Performance Stock Bonus, as determined in the sole discretion of the Company or the LDCC for Section 16 Officers, at each date of payment of a Performance Stock Bonus after the date of hire or after the date of promotion.
V . CHANGE OF CONTROL
5.1    Restricted Stock Unit Bonus. In the event of a Change of Control (as defined in the STIP) each Restricted Stock Unit Bonus for the current year shall immediately be granted at target level in the form of a restricted stock unit award vesting 1/3 on January 1 of the year immediately following the year in which the Change of Control occurred, and another 1/3 on each of the following two January 1 anniversaries. The restricted stock unit award agreement shall provide for immediate vesting of all outstanding restricted stock units upon a termination of employment entitling the grantee to benefits under the applicable Executive Change of Control Plan of Newmont.
5.2    Performance Stock Bonus. In the event of a Change of Control (as defined in the STIP), each eligible Employee or a Terminated Eligible Employee, shall become entitled to the payment of a Performance Stock Bonus for an Extended Performance Period. The Performance Stock Bonus shall be calculated in the manner stated in Section 4.2 above, with the exception that (i) the Extended Performance Period shall be deemed to end on the date of the Change of Control, (ii) the Change of Control Price shall be substituted for the closing price for the end of the Extended Performance Period for purposes of Section 4.3 above for the relative total shareholder return component of the payout, and actual performance as of the time of the Change of Control shall be used for purposes of non-relative total shareholder return component of the payout, and (iii) the Performance Stock Bonus Payout Factor for purposes of Section 4.3 above will be based on Relative Total Shareholder Return utilizing the Change of Control Price as the final closing price of a share of Common Stock. The Performance Stock Bonus shall be paid out as follows: (A) the percentage of the Performance Stock Bonus equal to the percentage of the Extended Performance Period that elapsed up to the Change of Control shall be paid in a number of shares of common stock of the acquiring or resulting corporation or any parent or subsidiary thereof or that may be issuable by another corporation that is a party to the transaction resulting in such Change of Control received in such transaction by holders of Common Stock (such common stock, “Acquirer Stock”) equal to (x) the number of shares of Acquirer Stock received by such a holder for each share of Common Stock held by such holder in such transaction multiplied by (y) the number of shares of Common Stock subject to such percentage of the Performance Stock Bonus, or (B) if Acquirer Stock is not issued in connection with such transaction, cash in an amount equal to the Change of Control Price multiplied by the number of shares of Common Stock subject to such percentage of the Performance Stock Bonus, within 5 days following the date of the Change of Control (provided, however, that if such Change of Control does not constitute a change in the ownership or effective control of Newmont or of a substantial portion of the assets of Newmont, pursuant to Treasury Regulations Section 1.409A-3(i)(5) (a “409A CoC”), such percentage of the Performance Stock Bonus shall be so paid when the Performance Stock Bonus would otherwise have been paid in accordance with Article IV), and b) the percentage of the Performance Stock Bonus equal to the percentage of the Extended Performance Period that did not elapse prior to the Change of Control shall be paid in the form of (A) restricted stock units covering a number of shares of Acquirer Stock equal to (x) the number of shares of Acquirer Stock received by a holder of Common Stock for each share of Common Stock held by such holder in such transaction multiplied by (y) the number of shares of Common Stock subject to such percentage of the Performance Stock Bonus, that will have a vesting period equal to the Extended Performance Period otherwise remaining as of the date of the Change of Control, or (B) if Acquirer Stock is not issued in connection with such transaction, a deferred compensation arrangement with a balance initially equal to the Change of Control Price multiplied by the number of shares of Common Stock subject to such percentage of the Performance Stock Bonus, that will have a vesting period equal to the Extended Performance Period otherwise remaining as of the date of the Change of Control and a value from time to time as if such initial balance were invested in such deemed investment as the LDCC as constituted before the Change of Control shall determine in its discretion. The portion of the Performance Stock Bonus described in clause (b) of the preceding sentence shall vest upon any termination of employment of the eligible Employee with a Participating Employer prior to the expiration of the vesting period, with the exception of voluntary termination or termination for Cause, as defined in Newmont’s Executive Change of Control Plan. Such portion shall be paid in cash within 5 days following vesting; provided, however, that if such Change of Control does not constitute a 409A CoC, such portion, to the extent vested in accordance with this sentence, shall be so paid when they would otherwise have been paid in accordance with Article IV.
VI. GENERAL PROVISIONS
6.1    Administration. This compensation program shall be administered by the LDCC or its delegee. All actions by Newmont under this program shall be taken by the LDCC Committee or its delegee. The LDCC Committee shall interpret the provisions of this program in its full and absolute discretion. All determinations and actions of the LDCC with respect to this program shall be taken or made in its full and absolute discretion in accordance with the terms of this program and shall be final, binding and conclusive on all persons.
6.2    Plan Unfunded. This compensation program shall be unfunded and no trust or other funding mechanism shall be established for this program. All benefits to be paid pursuant to this program shall be paid by Newmont or another Participating Employer from its respective general assets, and an eligible Employee or Terminated Eligible Employee (or their heir or devisee) shall not have any greater rights than a general, unsecured creditor against Newmont or another Participating Employer, as applicable, for any amounts payable hereunder.

6.3    Amount Payable Upon Death of Employee. If an eligible Employee who is entitled to payment hereunder dies after becoming eligible for payment but before receiving full payment of the amount due, or if an eligible Employee dies and becomes a Terminated Eligible Employee, all amounts due shall be paid as soon as practicable after the death of such eligible Employee or Terminated Eligible Employee to the beneficiary or beneficiaries designated by such eligible Employee or Terminated Eligible Employee to receive life insurance proceeds under Newmont’s life insurance plan, with the exception of Performance Stock Bonuses, which shall be paid from a timing perspective according to Section 4.4 In the absence of an effective beneficiary designation under such plan, any amount payable hereunder following the death of such eligible Employee or Terminated Eligible Employee shall be paid to their estate.

6.4    Reimbursement. The LDCC, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of a Performance Stock Bonus previously paid to an eligible Employee pursuant to the terms of this compensation program if: a) the amount of such Performance Stock Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, and b) the amount of such Performance Stock Bonus that would have been awarded to the eligible Employee had the financial results been reported as in the restatement would have been lower than the Performance Stock Bonus actually awarded, or; c) a reimbursement is permitted or required by any clawback standard adopted by Newmont, including a standard adopted after the effective date of this Program. The approach used to determine the amount of reimbursement will be based on commonly used valuation methodologies or those as supported or validated by an independent third party with expertise in related matters. Additionally, the LDCC, to the full extent permitted by governing law, shall have the discretion to require reimbursement of any portion of a Performance Stock Bonus previously paid to an eligible Employee pursuant to the terms of this compensation program if the eligible employee is terminated for Cause.
6.5    Withholding Taxes. All bonuses payable hereunder shall be subject to the withholding of such amounts as Newmont or a Participating Employer may determine is required to be withheld pursuant to any applicable federal, state or local law or regulation. The LDCC may, in its sole discretion, permit eligible Employees to satisfy withholding applicable to the portion of the bonus payable in shares of Common Stock or Performance Stock by causing Newmont to withhold or sell the appropriate number of shares of Common Stock or Performance Stock from the bonus otherwise payable and to make the requisite withholding payments on behalf of the eligible Employee.
6.6    Issuance of Stock. Shares of Common Stock and Performance Stock issued under this compensation program may be issued pursuant to the provisions of any stock plan of Newmont or as otherwise determined in the sole discretion of the LDCC. All awards under this compensation program that consist of Common Stock or that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, shall be treated as made under the 2020 Stock Incentive Plan as well as this compensation program and thereby subject to the applicable terms and conditions of the 2020 Stock Incentive Compensation Plan.
6.7    General Operation and Amendment. Notwithstanding anything contained in this compensation program to the contrary, this compensation program shall be administered and operated in accordance with any applicable laws and regulations including but not limited to laws affecting the timing of payment of any bonus under this compensation program.
6.8    Right of Offset. To the extent permitted by applicable law, Newmont or a Participating Employer may, in its sole discretion, apply any bonus payments otherwise due and payable under this compensation program against debts of an eligible Employee to Newmont or an Affiliated Entity. By accepting payments under this compensation program, all eligible Employees consent to the reduction of any compensation paid to the eligible Employee by Newmont or an Affiliated Entity to the extent the eligible Employee receives an overpayment from this compensation program.
6.9    Termination and Amendment. The Board may at any time amend, modify, suspend or terminate this compensation program; provided, however, that the LDCC may,

consistent with its administrative powers, waive or adjust provisions of this compensation program as it determines necessary from time to time. The LDCC may amend the terms of any award theretofore granted hereunder, but no such amendment shall be inconsistent with the terms and conditions of this compensation program or materially impair the previously accrued rights of the eligible Employee to whom such award was granted with respect to such award without their consent, except such an amendment made to cause this program or such award to comply with applicable law, tax rules, stock exchange rules or accounting rules. Further, upon or following a Change of Control, Section V of this program may not be amended, suspended, or terminated until the obligations of Section V of this program have been fully satisfied with respect to such Change of Control.
6.10    Severability. If any section, subsection or specific provision is found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this compensation program, and this compensation program shall be construed and enforced as if such illegal and invalid provision had never been set forth in this compensation program.
6.11    No Right to Employment. The establishment of this compensation program shall not be deemed to confer upon any eligible Employee any legal right to be employed by, or to be retained in the employ of, Newmont, a Participating Employer or any Affiliated Entity, or to give any eligible Employee any right to receive any payment whatsoever, except as provided under this compensation program. All eligible Employees shall remain subject to discharge from employment to the same extent as if this compensation program had never been adopted.
6.12    Transferability. Any bonus payable hereunder is personal to the eligible Employee and may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of except by will or by the laws of descent and distribution.
6.13    Successors. This compensation program shall be binding upon and inure to the benefit of Newmont and eligible Employees and their respective heirs, representatives and successors.
6.14    Governing Law. This compensation program and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado, unless superseded by federal law.
6.15    Section 409A. It is the intention of Newmont that awards and payments under this compensation program comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and Newmont shall have complete discretion to interpret and construe this program and any related plan or agreement in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this program and/or any such plan or agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by Newmont in a manner consistent with such intent, as determined in the discretion of Newmont. None of Newmont nor any other Participating Employer shall be liable to any eligible Employee or any other person (i) if any provisions of this program do not satisfy an exemption from, or the conditions of, Code Section 409A, or (ii) as to any tax consequence expected, but not realized, by any eligible Employee or other person due to the receipt or payment of any award under this program.

APPENDIX A
Target Restricted Stock Unit Bonus

Grade	Percentage of Base Salary[1]
E-5	60%
E-6	40%

1 Target amounts may vary at levels E-5 and E-6 for individuals who work in a country other than the United States.
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APPENDIX B
Target Performance Stock Bonus

Grade	Percentage of Base Salary[2]
E-5	60%
E-6	40%

2 Target amounts may vary at levels E-5 and E-6 for individuals who work in a country other than the United States.

APPENDIX C
Performance Stock Bonus Payout Factor Schedule:

Newmont grants Performance Stock Bonus awards based on three metrics:

Relative Total Shareholder Return	Executive Female Representation	Scope 1 & 2 Emission Reduction Key Project Milestones
80%	10%	10%

1)Relative Total Shareholder Return (“TSR”) relative to the components of the VanEck Vectors Gold Miners ETF (GDX) at the end of the Extended Performance Period. The components are determined at the start of the Extended Performance Period. Any company that goes bankrupt will have a TSR of -100%. Acquired companies will be excluded. A payout will be based on the following payout factor schedule:

Percentile	Payout
80th percentile	200%
75th percentile	180%
55th percentile	100%
25th percentile	50%
Below 25th percentile	0%
Interpolation shall be used between the above percentiles.

2)Executive Female Representation

Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
36%	38%	41%

3)Scope 1 & 2 Emission Reduction Key Project Milestones

Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
•Advance Boddington study through Feasibility	•Advance Boddington and Tanami studies through Feasibility	•Advance Boddington study into execution; •Advance Tanami study through Feasibility; AND •Advance one additional study outside of the Australia region to Prefeasibility